EXHIBIT 10.7

RETENTION AWARD LETTER

TO: Nicholas Balzo

DATE: July 29, 2022

RE: Retention Award

We are pleased to inform you that you have been selected to receive the Retention Benefits (defined below) in connection with your employment with NRF Holdco, LLC or an affiliated entity (as applicable, the “Company”) and your services to NorthStar Healthcare Income, Inc. or any of its subsidiaries and affiliates (as applicable, “NHI”), subject to the terms and conditions described in this letter (this “Award Letter”). The purpose of this Award Letter, as well as your eligibility to receive the Retention Benefits described herein, is to induce you to continue to provide services to NHI for the duration of the Retention Period (defined below), even if (i) the Company ceases to provide advisory services to NHI or (ii) NHI is acquired by another entity during that time period. All amounts payable pursuant to this Award Letter shall be reduced by any federal, state, or local taxes required by law to be withheld with respect to any such payments.

AWARD TERMS

1.Definitions. For purposes of this Award Letter, unless the context requires otherwise, the following terms shall have the meanings indicated:
a.“Cause” means your (i) willful misconduct, insubordination, misappropriation, fraud, gross negligence, or material failure to perform your duties or obligations, in each case, with respect to the Company, NHI, the Successor Entity, or any of their respective subsidiaries and affiliates, as applicable; (ii) conviction of, or a plea of no contest to, any felony or misdemeanor involving theft or moral turpitude; or (iii) violation of any confidentiality, non-solicitation, non- competition, non-disparagement, or other restrictive covenants in any written agreement between you and the Company, NHI, or the Successor Entity, as applicable.
b.“Claim” means any claim, liability, or obligation of any nature arising out of or relating to this Award Letter or an alleged breach of this Award Letter.
c.“Closing Date” means the date on which a Successor Entity acquires all or substantially all of NHI’s assets or equity interests.
d.“COBRA” means the Consolidated Budget Reconciliation Act of 1985, as amended.
e.“Code” means the Internal Revenue Code of 1986, as amended.
f.“Qualifying Termination of Service” means a Termination of Service prior to the last day of the Retention Period (i) by the Company, NHI, or the Successor Entity (solely to the extent the Successor Entity has assumed this Award Letter), as applicable, without Cause; or (ii) in connection with the Transition or other event, as applicable, where (x) you were not offered employment with NHI or the Successor Entity (or one of their respective subsidiaries or affiliates), or (y) you were offered employment with NHI or the Successor Entity (or one of their respective subsidiaries or affiliates) but did not accept such offer because the terms and conditions of such employment, including, without limitation, your duties and responsibilities, base salary, and short and long-term incentive and equity compensation opportunities would be, in the aggregate, materially less than such terms and conditions of your employment as in effect on the Trigger Date. For the avoidance of doubt, the end of your employment with the Company in connection with the Transition shall not be a Qualifying Termination of Service unless it meets the requirements of subsection (ii) above.
g.“Retention Benefits” means the Retention Bonus and the Severance Benefits, as applicable.
h.“Retention Period” means the period commencing on the date of this Award Letter and ending on June 30, 2023.
i.“Services Agreement” means that certain Advisory Agreement, dated as of June 30, 2014, by and among NHI, NorthStar Healthcare Income Operating Partnership, LP, CNI NSHC Advisors, LLC, DigitalBridge Group, Inc. (f/k/a Colony Capital, Inc.), and the Company, as amended on December 20, 2017, June 22, 2020, June 30, 2021, and February 28, 2022, and as it may be further amended subsequent to the date hereof.
j.“Severance Benefits” means the Severance Payment and the COBRA Subsidy, as applicable.
k.“Successor Entity” means an unrelated entity who acquires all or substantially all of NHI’s assets or equity interests, provided that such transaction constitutes a change in ownership or effective control under Section 409A of the Code.
l.“Termination of Service” means you cease to serve as an employee of the Company, NHI, or the Successor Entity, as applicable, and any of their respective subsidiaries or affiliates for any reason.
m.“Transition” means (i) the termination of the Services Agreement and (ii) the transition of your employment from the Company to NHI in connection with such termination of the Services Agreement.
n.“Trigger Date” means either (i) the date on which the Transition occurs or (ii) the date on which you are offered employment with a Successor Entity, in either case, if such date is after the date of this Award Letter and prior to the last day of the Retention Period.
2.Retention Bonus. Subject to the other terms and conditions of this Award Letter, including, without limitation, Paragraph 5 below, you are eligible to receive a lump-sum, cash payment equal to 20% of your current annual base salary (the “Retention Bonus”) payable as follows:
a.Continuous Employment for Retention Period. If you have not incurred a Termination of Service prior to the last day of the Retention Period, the Retention Bonus shall be paid to you within 30 days following the last day of the Retention Period.
b.Qualifying Termination of Service During Retention Period. If you incur a Qualifying Termination of Service prior to the last day of the Retention Period, the Retention Bonus shall be paid to you at the same time as the Severance Payment (defined below) is paid to you in accordance with Paragraph 3 below.
c.Any other Termination of Service During Retention Period. If you incur a Termination of Service other than a Qualifying Termination of Service prior to the last day of the Retention Period, your eligibility to receive the Retention Bonus shall be forfeited and of no further force or effect as of the date of such Termination of Service.
d.Award Letter Not Assumed by Successor Entity. If, during the Retention Period and prior to your Termination of Service, a Successor Entity does not agree to assume and continue this Award Letter, the Retention Bonus shall be paid to you within 30 days following the Closing Date.
3.Severance Benefits. Subject to the other terms and conditions of this Award Letter, including, without limitation, Paragraph 5 below, if you incur a Qualifying Termination of Service prior to the last day of the Retention Period, you are eligible to receive the following:

a.Default Severance Formula. If the Qualifying Termination of Service occurs after November 30, 2022, you are eligible to receive a lump-sum, cash payment equal to 50% of your current annual base salary, payable no later than 60 days following your Qualifying Termination of Service (the “Severance Payment”) and, provided you timely elect COBRA continuation coverage, an additional monthly payment equal to the full cost of such monthly COBRA premiums, payable on the last day of the first six calendar months (the “COBRA Period”) following the month in which your Qualifying Termination of Service occurs (the “COBRA Subsidy”).
b.Alternative Severance Formula. If the Qualifying Termination of Service occurs on or prior to November 30, 2022, then the Severance Payment shall instead be equal to an amount determined based on your years of service in accordance with the “Severance Formula” as defined in that certain retention letter agreement entered into with you dated June 17, 2021, and the COBRA Period shall instead be equal to one month per year of service, with such years of service rounded up or down to the nearest whole number of years of service. For example, if your date of hire was January 1, 2015 and the Qualifying Termination of Service occurs on July 1, 2022, then your COBRA Period would be equal to eight months (i.e., seven complete years of service, and more than six months of service in your eighth year of employment).
c.Early Termination of COBRA Subsidy. In the event you become eligible for group health coverage from another employer or entity during the COBRA Period, you shall immediately notify the Company (or, if applicable, NHI or the Successor Entity) of such eligibility, and no further payments of the COBRA Subsidy shall thereafter be due or payable to you.
In the event you have remained continuously employed by the Company, NHI, or the Successor Entity, as applicable, through the last day of the Retention Period, your employment shall thereafter continue in accordance with its customary terms and conditions.
4.Retention Benefits Payment Obligation. Prior to the Transition, the Company shall pay the Retention Benefits, to the extent earned; provided, however, that the full amount of the Retention Benefits shall be reimbursed by NHI to the Company pursuant to the terms of the Services Agreement. After the Transition, NHI shall be solely responsible for the payment of the Retention Benefits unless and until the Retention Benefits have either been paid in accordance with Paragraphs 2 and 3 or forfeited in accordance with Paragraph 6.
5.Release. The payment of any of the Retention Benefits is expressly conditioned upon your timely returning an irrevocable release of Claims in favor of the Company and NHI (or, if applicable, the Successor Entity); provided, however, that in the event the time period for you to deliver such a release spans two taxable years, payment of the applicable Retention Benefits shall not be paid to you until the second taxable year.
6.Forfeiture. Except as otherwise provided in Paragraphs 2 and 3 above, your eligibility for the Retention Benefits shall be forfeited upon your Termination of Service by the Company (or, if applicable, NHI or the Successor Entity) for Cause or by you for any reason prior to the last day of the Retention Period.
7.Section 409A. It is the intent of the parties that this Award Letter and the Retention Benefits provided hereunder be exempt from or otherwise compliant with Section 409A of the Code and any regulations or other authoritative guidance issued thereunder, and the Company (or, if applicable, NHI or the Successor Entity) shall interpret the terms and conditions of this Award Letter consistently with such intent. Notwithstanding the foregoing, nothing contained herein shall be construed as a representation or guarantee by the Company (or, if applicable, NHI or the Successor Entity) of the tax treatment of the Retention Benefits as provided herein, and you are hereby advised to consult with your own tax advisor regarding the tax consequences of this Award Letter and your eligibility to receive the Retention Benefits.
8.Interpretation. The Company (or, following the Transition, NHI) shall have full power and authority to interpret, construe, and administer this Award Letter, and the Company’s (or, following the Transition,

NHI’s) interpretations, construction, and administration thereof, and all actions hereunder, shall be final, binding, and conclusive on all persons for all purposes.
9.No Trust or Funding. The Retention Benefits potentially payable hereunder shall at all times be entirely unfunded, no provision shall at any time be made with respect to segregating assets of the Company or NHI for payment of any amounts hereunder, and neither you nor any other person shall have any interest in any particular assets of the Company or NHI (or any of their respective subsidiaries or affiliates) by reason of your eligibility to receive the Retention Benefits. To the extent you acquire the right to receive any payments pursuant to this Award Letter, any such rights shall be no greater than the rights of any general unsecured creditor of the Company or NHI.
10.Limitation on Rights. No Claim or entitlement to compensation or damages shall arise from forfeiture or termination of the Retention Benefits as provided for herein, and by counter-signing this Award Letter, you irrevocably release the Company and NHI from any such Claim that may arise.
11.Governing Law. This award shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws, and your sole remedy for any Claims shall be against the Company or NHI, and not against any subsidiary or affiliate of the Company or NHI, nor any existing or former member, manager, director, officer, or employee of the Company or NHI or any of their respective subsidiaries or affiliates.
12.Entire Agreement. This Award Letter constitutes the final and complete expression of agreement among the parties hereto with respect to the subject matter hereof and fully supersedes any and all prior agreements, understandings, or representations between the Company, NHI, and you pertaining to or concerning said subject matter. No oral statements nor prior written material not specifically incorporated into this Award Letter shall be of any force or effect, and no changes in or additions to this Award Letter shall be recognized unless incorporated into this Award Letter by written amendment signed by you, the Company, and NHI.
Please note that your receipt of this Award Letter and your eligibility to receive the Retention Benefits does not in any way alter, modify, or amend your employment relationship with the Company (or, following the Transition, NHI) except as otherwise provided herein, nor does it guarantee you the right to continue in the employ or service of the Company, NHI, the Successor Entity, or any of their respective subsidiaries or affiliates, as applicable. In addition, your eligibility for the Retention Benefits shall have no effect on your ability to participate in other incentive or employee benefit programs of the Company, NHI, or the Successor Entity, as applicable, subject to the terms and conditions of such programs.
We ask that you acknowledge your receipt of this Award Letter and your acceptance of the terms and conditions that apply to your eligibility to receive the Retention Benefits by signing and dating the Acknowledgement and Acceptance section below. If you have any questions or need additional information, please feel free to contact Paul Varisano at 646-832-9439.

Very truly yours,
NRF Holdco, LLC
/s/ Paul V. Varisano
Paul Varisano
Chief Financial Officer and Treasurer

NorthStar Healthcare Income, Inc.
/s/ Paul V. Varisano
Paul Varisano
Chief Financial Officer and Treasurer

ACKNOWLEDGEMENT AND ACCEPTANCE

I hereby acknowledge receipt of this Award Letter setting forth the terms and conditions governing the opportunity to receive the Retention Benefits. I have carefully read this Award Letter and hereby agree to and accept all of those terms and conditions, and further agree that my eligibility to any actual payments or benefits pursuant to this Award Letter shall be determined solely by the terms and conditions described in this Award Letter. I further acknowledge, agree, and represent that:

I have not relied on any communications, promises, statements, inducements, or representations, whether oral or written, by the Company or NHI, any of their respective subsidiaries or affiliates, or any other person in connection with this Award Letter;

I have relied on my own judgment in entering into this Award Letter; and

I release and covenant not to sue any person or entity other than the Company, NHI, or the Successor
Entity, as applicable, over any Claims.

Signature:/s/ Nicholas Balzo
Printed Name: Nicholas Balzo
Dated: July 29, 2022
5